Exhibit 10.1

Ball Corporation

2005 Stock and Cash Incentive Plan

1.	Purposes of the Plan.

The purpose of this 2005 Stock and Cash Incentive Plan is to promote the interests of Ball Corporation (the “Corporation”) and its shareholders by encouraging ownership in the Corporation and rewarding key employees and nonemployee directors of the Corporation who make substantial contributions to the successful operation of the Corporation. It is anticipated the Plan will further encourage key employees and nonemployee directors to act in the shareholders’ interests, and to attain performance goals that promote the continued success and progress of the Corporation. It is also anticipated that the opportunity to provide these awards will assist the Corporation to attract, retain and motivate key employees and nonemployee directors.

2.	Definitions.
As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan and Applicable Laws.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Corporation or any entity in which the Corporation has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements, in existence from time to time, relating to the administration of stock option, equity instruments, cash, and deferred compensation plans under U.S. federal and state laws, regulations, or administrative rules, any stock exchange or quotation system on which the Corporation has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Corporation’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or shall be, granted under the Plan, the laws, regulations or administrative rules of such jurisdiction.

(d) “Award” means a Cash Award, Stock Award, Option or Stock Appreciation Right granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee or nonemployee director of the Corporation or any Affiliate who has been granted an Award under the Plan.

(f)  “Award Agreement” means a Cash Award Agreement or Notice, Stock Award Agreement or Notice, Option Agreement or Notice and/or Stock Appreciation Right Agreement or Notice, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Bank” means the dollar amount account that maintains the balance of unpaid positive and negative Cash Awards earned in accordance with the terms and conditions of the Plan. Bank balances are a bookkeeping entry only to evidence the Corporation’s obligation to pay these amounts in accordance with the Plan. No interest is charged or credited on amounts in the Bank. Participants are not vested in the Bank and such amounts are not earned until the respective distribution date, as determined by the Administrator.

(h) “Board”means the Board of Directors of the Corporation.

(i)   “Cash Award” means an incentive opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(j)   “Change in Control” means any of the following, unless the Board or Committee provides otherwise or the change in control affects any Award under the Plan that is deferred:

(i)                 any “Person,” which shall mean a “person” as such term is used in Sections 13(D) and 14(D) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding securities;

(ii)                 at any time during any period of two consecutive years, individuals, who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)                the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires 50 percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)                the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

In the event that a Change in Control affects any Award that is deferred on or after January 1, 2005, then “Change in Control” shall conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(k)   “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(l)   “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or the Human Resources Committee of the Board consisting solely of two or more members of the Board, each of whom shall be (i) a “nonemployee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) an outside director within the meaning of Section 162(m) of the Code, as amended and (iii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the common stock of the Corporation (the “Common Stock”) is not listed on the New York Stock Exchange, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded.

(m)   “Common Stock” or “Stock” means the common stock of the Corporation.

(n)   “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(o)   “Corporation”means Ball Corporation, an Indiana corporation, or it successor.

(p)   “Disability” for purposes of deferred compensation has the meaning set forth in Section 409A of the Code and Section 223(d) of the Social Security Act, with respect to amounts subject to Section 409A of the Code.

(q)   “Director”means a member of the Board.

(r)   “Employee” means a regular, active employee of the Corporation or any Affiliate, including an Officer and/or employee Director. Within the limitations of Applicable Laws, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Corporation or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Corporation or an Affiliate, (iii) any transfer between locations of employment with the Corporation or an Affiliate or between the Corporation and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a consultant or Director, and (v) at the request of the Corporation or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Corporation or an Affiliate is a party.

(s)   “Exchange Act”means the United States Securities Exchange Act of 1934, as amended.

(t)   “Fair Market Value” means, unless the Board or Committee determines otherwise, as of any date, the closing sales price as published in the Wall Street Journal report of the New York Stock Exchange-Composite Transaction, corrected for any reporting errors, or if the Stock is not traded on that day, on the first preceding day on which there was a sale of such Stock.

(u)   “General Counsel”means the general counsel of the Corporation.

(v)   “Grant Date”means the date upon which an Award is granted to an Awardee pursuant to this Plan.

(w)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)   “Nonqualified Stock Option”means an Option not intended to qualify as an Incentive Stock Option.

(y)   “Officer” means a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)   “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(aa)   “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(bb)   “Plan” means this 2005 Stock and Cash Incentive Plan and any other plan or program authorized pursuant to this Plan.

(cc)   “Qualifying Performance Criteria” shall have the meaning set forth in Section 14(c) of the Plan.

(dd)   “Restricted Stock” means Shares of Common Stock, which may not be traded or sold until the date that the restrictions on transferability have lapsed.

(ee)   “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(ff)   “Stock Appreciation Rights” or “SARs” means a right granted under Section 10 of the Plan, including but not limited to, free standing Stock Appreciation Rights and tandem Stock Appreciation Rights granted at such times, terms and conditions as are specified in the agreement of other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(gg)   “Stock Award” means an award or issuance of Shares, Restricted Stock or Stock Units, made under Section 12 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(hh)   “Stock Unit” means a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash or Shares.

(ii)   “Subsidiary” means any Corporation (other than the Corporation) in an unbroken chain of companies beginning with the Corporation, provided each company in the unbroken chain (other than the Corporation) owns, at the time of determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(jj)   “Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment shall occur when the Awardee ceases to be an employee (as determined in accordance with Sections 3401(c) and 422 of the Code and the regulations promulgated thereunder, as amended) of the Corporation or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

3.	Stock Subject to the Plan.

(a)   Aggregate Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under the Plan is 8,000,000 Shares. Shares subject to Awards that are canceled, expire or are forfeited shall be available for re-grant under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares.

(b)   Previous Plan Limits. As of the date of the approval of the Plan by shareholders of the Corporation, it is understood that shares authorized, but not yet granted which remain under the Ball Corporation 1997 Stock Incentive Plan shall not be available under the Plan and no further awards shall be made under the 1997 Stock Incentive Plan.

(c)   Code Section 162(m) and 422 Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 500,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 500,000 Shares. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan shall not exceed 1,500,000 Shares.

(d)   Stock Award Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be granted subject to Stock Awards and Stock Appreciation Rights settled in stock made under the Plan shall not exceed 5,000,000 Shares.

(e)   Adjustment Limits. Notwithstanding anything to the contrary in the Plan, the limitations set forth in Sections 3(c) and 3(d) of the Plan shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment shall not affect the status of any Award intended to qualify as “performance-based compensation” under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.	Administration of the Plan.

(a)   The Plan shall be administered by the Administrator. The Committee may, in its sole discretion and for any reason any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Directors shall be made by the Board, and Awards to Officers shall be made by the Board or Committee. Notwithstanding any other provision in the Plan to the contrary, the Board or Committee may delegate to an authorized Officer or Officers of the Corporation the power to approve Awards to persons eligible to receive Awards under the Plan who are not (i) subject to Section 16 of the Exchange Act or (ii) at the time of such approval, expected to be “covered employees” under Section 162(m) of the Code. Except to the extent prohibited by Applicable Laws, the Board or Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)   Subject to the provisions of the Plan, the Board or Committee or delegates acting as the Administrator, subject to the specific duties delegated to such delegates, the Administrator shall have the authority, in its discretion to:

i.    select the Participants to whom Awards are to be granted hereunder;

ii.   determine the number of Options, SARs, Stock Awards, Cash Awards or a combination thereof to be covered by each Award granted hereunder, including, without limitation, any Awards to be made to Directors in payment of services;

iii.   determine the type of Award to be granted to each selected Awardee;

iv.   approve forms of Award Agreements for use under the Plan;

v.   determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator shall determine and may be established at the time an Award is granted or thereafter;

vi.   correct administrative and other non-substantive errors;

vii.   construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

viii.  adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt Plan addenda as the Administrator deems desirable, to accommodate laws, regulations and practice;

ix.   prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Plan addenda;

x.   modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability; however, such acceleration shall be limited to circumstances that are nonrecurring or extraordinary, and provided further that any such amendment is subject to Section 16 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant;

xi.   allow Participants to satisfy withholding tax amounts by electing to have the Corporation withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide and must comply with all legal requirements, as interpreted by the Administrator;

xii.   authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by employees or service providers of an entity acquired by the Corporation (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonqualified Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Corporation under the Plan;

xiii.   impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xiv.   provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Corporation, a number of Options, SARS, Stock Awards, Cash Awards or a combination thereof, the amount of which is determined by reference to the value of the Award; provided however, that such Award will not be considered in effect if it should be interpreted to operate in violation of Applicable Laws; and

xv.   make all other determinations and amendments deemed necessary or advisable for administering the Plan and any Award granted hereunder to conform with Applicable Laws.

(c)   All decisions, determinations and interpretations by the Administrator regarding or pursuant to the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be made in its sole discretion and shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Corporation and such attorneys, consultants and accountants as it may select.

5.	Eligibility.

Awards may be granted to Officers and nonemployee Directors of the Corporation and persons expected to become Officers or nonemployee Directors of the Corporation (subject to commencement of employment or services), as the Board or Committee may determine in its sole discretion. Except as it relates to Officers of the Corporation, Awards may be granted to Employees, and persons expected to become Employees of the Corporation or any of its Affiliates (subject to commencement of employment or service), as the Administrator may determine in its sole discretion. The Administrator’s selection of a person to participate in the Plan at any time shall not require the Administrator to select such persons to participate in the Plan at any other time.

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Corporation. It shall continue in effect for a term of ten years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Corporation unless terminated earlier under Section 16 of the Plan.

7.	Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or Stock Appreciation Right, the term shall be ten years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)   Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b)   Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i.   In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100 percent of the Fair Market Value per Share on the Grant Date.

ii.   In the case of a Nonqualified Stock Option, the per Share exercise price shall be no less than 100 percent of the Fair Market Value per Share on the Grant Date.

iii.   Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100 percent of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)   No Option Repricings. Notwithstanding anything in this Plan to the contrary and subject to Section 15(a) of the Plan, without the approval of shareholders the Administrator shall not amend or replace previously granted Options in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(d)   Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise, and the vesting schedule of, any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding, and the vesting schedule of, any Participant’s right to exercise all or part of the Option. Generally, nonperformance based stock options will vest in full not less than three years from the grant date and performance based stock options will vest in full not less than one year from the grant date; however, stock options which do not meet these vesting guidelines shall be limited to 5 percent of authorized shares under the Plan.

(e)   Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. To the extent permitted by Applicable Laws, acceptable forms of consideration may include:

i.   cash;

ii.   check or wire transfer (denominated in U.S. dollars or such other currencies as the Administrator may determine in respect of any foreign jurisdiction where options are, or shall be, granted under the Plan);

iii.   subject to any conditions or limitations established by the Administrator, other Shares (either actual delivery or by attestation procedures established by the Corporation) which are (A) in the case of Shares acquired upon the exercise of an Option, have been owned by the Participant for more than six months on the date of surrender and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; (any fraction of a share of Common Stock which would be required to pay the purchase price shall be disregarded and the remaining amount shall be paid in cash, check or wire transfer by the Awardee.)

iv.   consideration received by the Corporation under a broker-assisted sale and remittance program acceptable to the Administrator to whom the Awardee has submitted an irrevocable notice of exercise;

v.   such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vi.   any combination of the foregoing methods of payment.

(f)   Approvals. No option shall be exercisable unless and until the Corporation (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

9.	Incentive Stock Option Limitations/Terms.

(a)   Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Corporation or any of its Subsidiaries may be granted Incentive Stock Options.

(b)   $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Corporation and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)   Effect of Termination of Employment on Incentive Stock Options. All of the terms relating to the exercise, cancellation or other disposition of an Incentive Stock Option upon termination of employment or service with the Corporation of the holder of such Incentive Stock Option, whether by reason of disability, retirement, death or any other reason, shall be determined by the Administrator at the time of grant or thereafter by amendment, in the Administrator’s sole discretion and subject to Applicable Laws.

(d)   Transferability. The Award Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee other than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option shall be treated for tax purposes as a Nonqualified Stock Option.

(e)   Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f)   Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.	Stock Appreciation Rights.

Stock appreciation rights (“SARs”) shall be evidenced by written SAR Agreements in such form not inconsistent with the Plan as the Administrator shall approve from time to time. Such SAR Agreements shall contain the number of SARs awarded and the terms and conditions applicable to the SARs, including in substance the following terms and conditions:

(a)   Award. SARs may be granted in tandem with a previously or contemporaneously granted Option, or independently of an Option (freestanding). SARs shall entitle the Awardee, subject to such terms and conditions as may be determined by the Administrator, to receive upon exercise thereof all or a portion of the excess of (i) the Fair Market Value at the time of exercise, as determined by the Administrator, of a specified number of Shares or Share Units with respect to which the SAR is exercised, over (ii) a specified price which shall not be less than 100 percent of the Fair Market Value of a share of Common Stock at the time the SAR is granted, or, if the SAR is granted in tandem with a previously granted Option, not less than 100 percent of the Fair Market Value of a share of Common Stock at the time such option was granted.

(b)   Tandem SARs. If a SAR is granted in tandem with an Option, (i) the SAR shall be exercisable only at such times, and by such persons, as the related Option is exercisable, and (ii) the Awardee’s exercise of a tandem SAR shall be deemed a surrender of and simultaneous cancellation of the related Option and vice versa.

(c)   Term. Each SAR Agreement shall state the period or periods of time within which the SAR may be exercised, in whole or in part, as determined by the Administrator and subject to such terms and conditions as are prescribed for such purpose by the Administrator, provided that no SAR shall be exercisable (i) earlier than (A) one year after the date of grant or (B) in the case of a SAR granted in tandem with a previously granted Option, before the related Option is exercisable, or (ii) later than ten years after the date of grant, or termination of the related Option if sooner. Notwithstanding the foregoing, the Administrator may, in its discretion, provide in the SAR Agreement circumstances under which the SARs shall become immediately exercisable, in whole or in part, and may, notwithstanding the foregoing, accelerate the exercisability of any SAR, in whole or in part, at any time.

(d)   Vesting Period and Exercise Dates. SARs granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the SAR’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise, and vesting schedule of, any SAR granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of a SAR, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the SAR. A SAR may provide that it will be deemed to be automatically exercised on the last day of its term if the award has positive value and would otherwise expire unexercised under subsections 10(c)(i) or 10(c)(ii) of the Plan.

(e)   Payment. Upon exercise of a SAR payment equal to the gain between the stock price on the date of exercise and the stock price on the date of grant, shall be made in cash, in shares at 100 percent of the Fair Market Value of a share of Common Stock on the date of exercise, or in a combination thereof, as the Administrator may determine at the time of grant or at any time thereafter.

(f)   No SAR Repricings. Notwithstanding anything in this Plan to the contrary and subject to Section 15(a) of the Plan, without the approval of shareholders, the Administrator shall not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listing Company Manual of the New York Stock Exchange.

11.	Exercise of Option or Stock Appreciation Right.
(a) Procedure for Exercise; Rights as a Shareholder.

i.   Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

ii.   Any Option or SAR shall be deemed exercised (A) when the Corporation (i) receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option or SAR; (ii) receives full payment for the Shares with respect to which a related Option is exercised; or (iii) with respect to Nonqualified Stock Options and SARs, receives payment of all applicable withholding taxes, or withholding as otherwise paid; or (B) with respect to SARs, when the SAR is automatically exercised by the Administrator in its sole discretion.

iii.   Shares issued upon exercise of an Option or in payment of a SAR shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR.

iv.   Subject to Sections 19 and 20 of the Plan, the Corporation shall issue (or cause to be issued) such Shares as administratively practicable after the Option or SAR is exercised. An Option may not be exercised for a fraction of a Share and a SAR shall not be paid with a fraction of a Share.

(b)   Effect of Termination of Employment on Nonqualified Stock Options and SARs. All of the terms relating to the exercise, cancellation or other disposition of a Nonqualified Stock Option or SAR upon termination of employment or service with the Corporation of the holder of such Nonqualified Stock Option or SAR, whether by reason of disability, retirement, death or any other reason, shall be determined by the Administrator at the time of grant or thereafter by amendment, in the Administrator’s sole discretion.

12.	Stock Awards.

(a)   Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and

(vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)   Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Generally, nonperformance based stock awards will lapse or vest in full not less than three years from the grant date and performance based stock awards will lapse or vest in full not less than one year from the grant date; however, stock awards which do not meet these lapse or vesting guidelines shall be limited to 5 percent of authorized shares under the Plan. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Committee based on one or more Qualifying Performance Criteria that satisfy the criteria of Section 162(m) of the Code, which shall be determined by the Committee and specified in writing not later than 90 days after the commencement of the period of service (or, if shorter, 25 percent of such period of service) to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

(c)   Effect of Termination of Employment on Stock Awards. All of the terms relating to the expiration, lapse, removal of restrictions or cancellation of a Stock Award upon termination of employment or service with the Corporation of the holder of such Stock Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Administrator at the time of grant or thereafter by amendment, in the Administrator’s sole discretion.

(d)   Rights as a Shareholder. Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation) to the Participant. Unless otherwise provided by the Administrator and subject to Applicable Laws, a Participant holding or beneficially entitled to Stock Awards shall be entitled to receive dividend payments or dividend equivalents with respect to a number of Stock Awards.

13.	Cash Awards.

Each Cash Award shall confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(a)   Cash Award. Each Cash Award shall contain provisions regarding (i) the minimum, target and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of goal achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, (vii) crediting, calculation and distribution of Bank balances, if applicable, (viii) determination of performance leverage factors, (ix) qualification and characterization of distributions for other plans, and (x) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to all Cash Awards granted under this Plan for any fiscal year to any Awardee that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed U.S. $10,000,000.

(b)   Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance, and/or individual performance measures and evaluations. The Committee may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the

Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria that satisfy the requirements of Section 162(m) of the Code selected by the Committee and specified in writing not later than 90 days after the commencement of the period of service (or, if shorter, 25 percent of such period of service) to which the performance goals relate, provided that the outcome is substantially uncertain at that time. The Cash Award earned as a result of satisfying the completion of a Qualifying Performance Criteria as described in Section 14(c) of the Plan may be reduced, but may not be increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Committee may adjust Qualifying Performance Criteria to reflect extraordinary events as described in Sections 14(c) (A), (B), (C), (D), (E) and (F) of the Plan.

(c)   Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)   Termination of Employment. The Administrator shall have the discretion to determine the effect on any Cash Award of a Termination of Employment due to (i) voluntary termination, (ii) disability, (iii) retirement, (iv) death, (v) participation in a voluntary severance program, (vi) participation in a workforce restructuring or (vii) otherwise.

14.	Other Provisions Applicable to Awards.

(a)   The Board or Committee may develop and implement specific plans and programs which utilize Options, SARs, Stock Awards and/or Cash Awards which are available for such use under this Plan, including without limitation deferred compensation, annual or long-term incentive plans.

(b)   Nontransferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.

(c)   Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator or, with respect to Awards intended to satisfy Section 162(m) of the Code, exclusively by the Committee, in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the growth of the S&P 500 or S&P 500 Index, S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxv) customer satisfaction; (xxvi) merger and acquisitions, and (xxvii) other similar criteria consistent with the foregoing. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (A) asset impairments or write-downs; (B) litigation, judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; and (F) any other adjustment consistent with the operation of the Plan. Notwithstanding the foregoing, Awards intended to comply with Section 162(m) of the Code shall be based exclusively on those criteria and other terms and conditions that so comply.

(d)   Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(e)   Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(f)   Use of Shares for Cash Awards. To the extent permitted by Applicable Laws, the Administrator may determine that Shares authorized under this Plan may be used in payment of Cash Awards, including additional shares in excess of the cash award as an inducement to hold shares.

15.	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)   Changes in Capitalization. Subject to any required action by the shareholders of the Corporation; (i) the number and kind of Shares covered by each outstanding Award; (ii) the price per Share subject to each such outstanding Award; and (iii) the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Corporation, including without limitation, as a result of a merger, recapitalization or other change in corporate structure; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)   Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option or SAR to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award shall terminate immediately prior to the consummation of such proposed transaction.

(c)   Change in Control. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a Change in Control of the Corporation shall occur, all Options, Stock Awards and SARs granted under the Plan that are outstanding at the time of such Change in Control shall become immediately exercisable in full, or restrictions removed, without regard to the years that have elapsed from the date of grant or whether performance criteria have been achieved.

16.	Amendment and Termination of the Plan.

(a)   Amendment and Termination. The Board or Committee may amend, alter or discontinue the Plan, but any such amendment shall be subject to approval of the shareholders of the Corporation in the manner and to the extent required by Applicable Laws. In addition, without limiting the foregoing, unless approved by the shareholders of the Corporation, no such amendment shall be made that would:

i.   materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15 of the Plan;

ii.   reduce the minimum exercise price for Options or SARs granted under the Plan;

iii.   reduce the exercise price of outstanding Options or SARs;

iv.   change the class of persons eligible to receive Awards under the Plan; or

v.   amend the Plan to allow repricing of Options or SARs.

(b)   Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of any outstanding Award, unless mutually agreed otherwise in writing and signed by the Participant and the Administrator. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)   Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or Committee nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. Participation in this Plan shall not affect a grantee’s eligibility to participate in any other benefit or incentive plan of the Corporation.

17.	Designation of Beneficiary.

(a)   An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Corporation, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Laws. Such designation of beneficiary may be changed by the Awardee at any time by written notice.

(b)   In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Corporation shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Laws.

18.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Corporation or its Affiliates. Further, the Corporation and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.	Legal Compliance.

Shares shall not be issued or transferred pursuant to the exercise of an Option, SAR or Stock Award unless the exercise of such Option, SAR or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to such approval as the General Counsel may deem necessary or desirable.

20.	Inability to Obtain Authority.

To the extent the Corporation is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s General Counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Reservation of Shares.

The Corporation, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.	Notice.

Any written notice to the Corporation required by any provisions of this Plan shall be addressed to the Secretary of the Corporation and shall be effective when received.

23.	Governing Law; Interpretation of Plan and Awards.

(a)   This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Indiana, except to the extent such laws may be superseded by federal law.

(b)   In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)   The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)   The use of the singular shall include within its meaning the plural and vice versa.

(e)   The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(f)   All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion.

24.	Deferrals.

To the extent permitted by Applicable Laws, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Awardees.

Deferrals by Awardees after January 1, 2005, will be made in accordance with Section 409A of the Code, which currently provides:

With respect to the first year that an Awardee becomes eligible to defer payments, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Awardee becomes eligible to defer compensation.

In the case of performance-based compensation, as defined by Section 409A of the Code and the Treasury Department or Internal Revenue Service Regulations or Guidance, based on services performed over a period of at least 12 months, such election may be made no later than six months before the end of the period.

Changes in the time and form of payment may not take effect until at least 12 months after the date on which the election is made by the Participant. Any payment with respect to an election by a Participant for reasons other than separation from service as defined in the Treasury Regulations or Guidance, the date that the Participant becomes disabled as defined in Section 409A of the Code and Treasury Regulations and Guidance, death, and a specified time not to exceed 15 years as specified at the date of deferral, will cause the first payment with respect to which such an election is made to be deferred for a period of time not less than five years from the date which payment would have been made to the Participant. In the case of a subsequent election, no payment shall be made less than 12 months prior to the date of the first scheduled payment.

No acceleration of the time or the schedule of deferred compensation benefits shall be permitted, except as provided in the Code, Treasury Regulations and Guidance.

Deferred compensation may not be distributed earlier than the separation from service, or such later time as determined by Section 409A of the Code or Treasury Regulations and Guidance, the date the participant becomes disabled within the meaning of the Treasury Regulations and Guidance; death; a specified time or a fixed schedule not to exceed 15 years as specified at the date of the deferral of such compensation; and to the extent provided by the Code or Treasury Regulations, a change in ownership, a change in control or a change in the ownership of a substantial portion of the assets of the Corporation; or, the occurrence of an unforeseeable emergency as defined by Section 409A of the Code or Treasury Regulations and Guidance.

Consistent with Section 409A of the Code, the Administrator may provide for distributions while a Participant is still an employee. The Administrator is authorized to make deferrals of Stock Units and matching Stock Units awarded, and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with Applicable Laws.

25.	Limitation on Liability.

The Corporation and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)   The Nonissuance of Shares. The nonissuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)   Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Awards under this Plan, any such accounts shall be used merely as a bookkeeping convenience. Neither the Corporation nor any Affiliate shall be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Corporation nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.